EXHIBIT 10.20

September 21, 2015

Steven A. Davis

c/o Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, Idaho 83706

Dear Steven:

Thank you for your service as a member of the Management Board of AB Acquisition LLC (“AB Acquisition”). As you know, in connection with the initial public offering of Albertsons Companies, Inc. (the “Company”), we are reorganizing our business and AB Acquisition will become a subsidiary of the Company. As a result, effective upon the consummation of the reorganization, you will cease to be a member of the Management Board of AB Acquisition and will become a member of the Board of Directors of the Company. Attached for your reference is a copy of the Company’s current Director Compensation Plan.

This letter and the Company’s Director Compensation Plan supersede all prior discussions, understandings and agreements with respect to your compensation for service on the Management Board of AB Acquisition and the Board of Directors of the Company. For the avoidance of doubt, the Phantom Unit Award Agreement between you and AB Acquisition, dated as of June 16, 2015, will remain in full force and effect and, upon consummation of the Company’s initial public offering, will be converted into an award for restricted stock units that will be settled in shares of the Company’s common stock.

Please feel free to contact me with any questions regarding the foregoing.

Very truly yours,

/s/ Robert G. Miller
Robert G. Miller
Chairman and Chief Executive Officer
Albertsons Companies, Inc.

ALBERTSONS COMPANIES, INC.

DIRECTOR COMPENSATION PLAN

(approved by the Compensation Committee, 8/12/15)

Set forth below is the compensation plan for non-employee members of the Board of Directors (the “Board”) of Albertsons Companies, Inc. (the “Company”).

1. Annual Cash Fee. $125,000 per annum, payable quarterly in arrears.

•	In lieu of such cash fee, a director may elect to receive a grant of fully vested stock units under the Company’s 2015 Equity and Incentive Award Plan (the “Equity Plan”). Any such stock units will be settled in shares of the Company’s common stock upon the termination of the director’s service. Any such election must be made (i) within 30 days following the director’s initial appointment or election to the Board with respect to the cash fee payable for the period of the year of appointment or election following the director’s election, and (ii) prior to January 1 for each subsequent year with respect to the cash fee payable for such subsequent year.

2. Annual Equity Award. Each director will receive an annual grant of restricted stock units under the Equity Plan (the “Annual Award”) as follows:

•	Grant Date Value: $100,000 based on the closing price of the Company’s common stock on the date of grant.

•	Grant Date: The first day of the trading window following the first annual meeting of the Company’s stockholders in each calendar year.

•	Vesting: 100% upon the earlier of the one-year anniversary of the grant date and the first stockholder meeting in the calendar year following the year in which the grant date occurs, subject to continuous service through the vesting date.

•	Settlement: In shares of the Company’s common stock upon the termination of the director’s service.

Any new director appointed to serve on the Board between annual stockholder meetings will receive, on the first day of the window period following the effective date of appointment, a pro-rated Annual Award for the year of appointment, subject to the same terms (including timing of vesting) as the Annual Award made for such year, with a grant date value based on the closing price of the Company’s common stock on the date of grant and determined by multiplying $100,000 by a fraction, the numerator of which is the number of days from the date of the director’s appointment until the first anniversary of the last stockholders meeting at which equity awards were granted and the denominator of which is 365.

3. Annual Lead Director Fee. $20,000 per annum.

4. Annual Committee Fees.

•	Committee Chair: $20,000 per annum (payable in addition to the committee membership fee).

•	Committee Members: $20,000 per annum for up to 6 meetings per year.